Exhibit 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257
FOR IMMEDIATE RELEASE
CONTACT: Don Grimes
(616) 863-4404
WOLVERINE WORLD WIDE, INC. ANNOUNCES RECORD PERFORMANCE FOR FOURTH QUARTER AND FULL YEAR; GUIDES TO RECORD REVENUE AND EARNINGS IN FISCAL 2011
Rockford, Michigan, February 1, 2011 — Wolverine World Wide, Inc. (NYSE: WWW) today reported record revenue and earnings per share for both the fourth quarter and full fiscal year ended January 1, 2011. This excellent financial performance underscores the broad strength and consumer appeal of the Company’s portfolio of lifestyle brands.
Reported revenue for the full year was a record $1.249 billion, an increase of 13.4% versus prior year revenue of $1.101 billion. Adjusted earnings per fully diluted share were $2.17, a 22.6% increase compared to 2009 adjusted earnings of $1.77 per share. Both years’ adjusted earnings exclude the impact of restructuring charges and other expenses related to the Company’s strategic restructuring plan that was completed in the second quarter of 2010. Reported fully diluted earnings for the year were $2.11 per share compared to $1.24 per share in 2009.
Reported revenue for the fourth quarter was a record $385.0 million, a 23.2% increase versus the prior year. Fully diluted earnings in the quarter were a record $0.52 per share, an increase of 15.6% compared to fourth quarter 2009 adjusted diluted earnings of $0.45. The prior year’s adjusted earnings exclude the impact of restructuring charges and other expenses related to the Company’s strategic restructuring plan. Reported earnings for the fourth quarter of 2009 were $0.33 per share.
“We are extremely pleased with the Company’s exceptional financial performance in 2010, highlighted by record revenue and record earnings per share,” said Blake W. Krueger, the Company’s Chairman and Chief Executive Officer. “All four branded operating groups contributed to the year’s record results, and all geographic regions delivered double-digit revenue growth. The Company’s fourth quarter performance was also exceptional, and this momentum, coupled with a strong double-digit order backlog and enthusiastic responses to our 2011 product offerings, positions the Company for an excellent 2011.”
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Q4 and Full Year 2010	page 2
Don Grimes, the Company’s Senior Vice President and Chief Financial Officer, commented, “The Company’s record financial performance in 2010 is a clear indication of the strength of our portfolio and the discipline with which we manage the business. We remain mindful of the need to deliver superior financial results while still making appropriate investments for the future.”
Highlights for the year:
•
Gross margin for the full year was 39.6%, after adjusting for non-recurring restructuring and related charges included in cost of sales, compared to prior-year adjusted gross margin of 39.7%. Reported gross margin for the full year was 39.5% compared to 2009 reported gross margin of 39.2%.

•
As a percentage of revenue, adjusted operating expenses were 27.8% of revenue, a decrease of 90 basis points compared to the prior year. Full-year operating expenses increased 9.8%, to $347.5 million, after adjusting for non-recurring restructuring and related charges in both years. Reported operating expenses for the full year were $350.3 million compared to 2009 reported operating expenses of $346.1 million.

•
Consolidated inventory at the end of the year was $208.7 million, an increase of 32.0% compared to the prior year. The Company’s inventory level reflects both the excellent outlook for the first half of 2011 and strategic purchases ahead of announced price increases from third-party suppliers.

•
The full-year effective tax rate was 27.1%, reflecting the net benefit from non-recurring adjustments, the settlement of a foreign tax audit and the reinstatement of the research and development tax credit.

•
The Company repurchased 1,795,147 shares during 2010 for an aggregate cost of $51.2 million, or $28.52 per share. The Company continues to maintain a strong balance sheet, with no significant debt and $150.4 million of cash and cash equivalents at the end of the year.

The Company anticipates continued excellent growth across its portfolio of brands. Based on the very positive momentum in the business, the Company currently anticipates:
•	Fiscal 2011 revenue in the range of $1.350 billion to $1.390 billion, representing growth of 8.1% to 11.3% versus the prior year;

•	Full-year gross margin in line with the prior-year’s adjusted gross margin, as higher product costs are expected to be offset by strategic price increases and anticipated favorable mix;
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Q4 and Full Year 2010	page 3
•	Modest operating expense leverage;
•	A full-year effective tax rate of 29.0%;
•	Fully diluted weighted average shares outstanding of 49.0 million; and
•
Fully diluted earnings per share in the range of $2.35 to $2.45, representing growth of approximately 8% to 13% versus prior-year adjusted diluted earnings per share (growth of approximately 11% to 16% versus reported earnings per share).

Krueger concluded, “The state of the business has never been better. We have momentum, and opportunities exist for accelerated growth across our entire brand portfolio and all geographic regions. Our Company is known for its fanatical focus on product, and we are very excited about the upcoming launch of the Merrell Barefoot Collection and our brands’ ability to continue capitalizing on the Boot and Vintage Americana trends that are currently dominating footwear. All of these things, and more, put the Company in an enviable position as we look forward to another strong year in 2011.”
The Company will host a conference call at 8:30 a.m. ET today to discuss these results and current business trends. To listen to the call at the Company’s website, go to www.wolverineworldwide.com, click on “Investors” in the navigation bar, and then click on “Webcast” from the top navigation bar of the “Investors” page. To listen to the webcast, your computer must have Windows Media Player, which can be downloaded for free at www.wolverineworldwide.com. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company’s website through February 15, 2011.
With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world’s leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and apparel. The Company’s portfolio of highly recognized brands includes: Bates®, Chaco®, Cushe™, Hush Puppies®, HYTEST®, Merrell®, Sebago® Soft Style® and Wolverine®. The Company also is the exclusive footwear licensee of popular brands including CAT®, Harley-Davidson® and Patagonia®. The Company’s products are carried by leading retailers in the U.S. and globally in more than 190 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.
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Q4 and Full Year 2010	page 4
This press release contains forward-looking statements. In addition, words such as “estimates,” “anticipates”, “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters and makes it more likely that the Company’s actual results could differ materially from expectations. Risk Factors include, among others: the Company’s ability to successfully develop brands and businesses; changes in duty structures in countries of import and export; trade defense actions by countries; changes in consumer preferences or spending patterns; cancellation of orders for future delivery; changes in planned customer demand, re-orders or at-once orders; the availability and pricing of foreign footwear factory capacity; reliance on foreign sourcing; regulatory or other changes affecting the supply of materials used in manufacturing; the availability of power, labor and resources in key foreign sourcing countries, including China; the impact of competition and pricing; the impact of changes in the value of foreign currencies and the relative value to the U.S. Dollar; the development of new initiatives; the development of apparel; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of international conflict and terrorism; weather; and additional factors discussed in the Company’s reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.
# # #

WOLVERINE WORLD WIDE, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($000s, except per share data)

	4th Quarter Ended		Fiscal Year Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010

Revenue	$385,025	$312,530	$1,248,517	$1,101,056
Cost of products sold	242,291	188,523	754,537	663,461
Restructuring and related costs	—	1,234	1,406	5,873

Gross profit	142,734	122,773	492,574	431,722
Gross margin	37.1%	39.3%	39.5%	39.2%

Selling, general and administrative expenses	111,568	94,197	347,499	316,378
Restructuring and related costs	—	6,897	2,828	29,723

Operating expenses	111,568	101,094	350,327	346,101

Operating profit	31,166	21,679	142,247	85,621
Operating margin	8.1%	6.9%	11.4%	7.8%

Interest (income) expense, net	247	(112)	387	111
Other (income), net	(1,288)	(261)	(1,366)	(182)

	(1,041)	(373)	(979)	(71)

Earnings before income taxes	32,207	22,052	143,226	85,692

Income taxes	6,560	5,314	38,756	23,780

Net earnings	$25,647	$16,738	$104,470	$61,912

Diluted earnings per share	$0.52	$0.33	$2.11	$1.24

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
($000s)

	January 1,	January 2,
	2011	2010
ASSETS:
Cash & cash equivalents	$150,400	$160,439
Receivables	196,457	163,755
Inventories	208,655	158,065
Other current assets	20,871	21,279

Total current assets	576,383	503,538
Property, plant & equipment, net	74,397	73,952
Other assets	132,044	130,443

Total Assets	$782,824	$707,933

LIABILITIES & EQUITY:
Current maturities on long-term debt	$517	$538
Accounts payable and other accrued liabilities	147,628	132,313

Total current liabilities	148,145	132,851
Long-term debt	517	1,077
Other non-current liabilities	90,265	91,972
Stockholders’ equity	543,897	482,033

Total Liabilities & Equity	$782,824	$707,933

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($000s)

	Fiscal Year Ended
	January 1,	January 2,
	2011	2010
OPERATING ACTIVITIES:
Net earnings	$104,470	$61,912
Adjustments necessary to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	16,201	17,621
Deferred income taxes	(1,195)	(7,845)
Stock-based compensation expense	10,181	8,473
Pension	17,615	15,891
Restructuring and other transition costs	4,234	35,596
Cash payments related to restructuring	(7,516)	(20,653)
Other	1,179	(7,921)
Changes in operating assets and liabilities	(78,922)	65,535

Net cash provided by operating activities	66,247	168,609

INVESTING ACTIVITIES:
Business acquisitions	—	(7,954)
Additions to property, plant and equipment	(16,370)	(11,670)
Other	(668)	(2,679)

Net cash used in investing activities	(17,038)	(22,303)

FINANCING ACTIVITIES:
Net borrowings under revolver	—	(59,500)
Cash dividends paid	(21,415)	(21,502)
Purchase of common stock for treasury	(52,190)	(6,566)
Other	16,075	8,324

Net cash used in financing activities	(57,530)	(79,244)

Effect of foreign exchange rate changes	(1,718)	3,875

Increase (decrease) in cash and cash equivalents	(10,039)	70,937

Cash and cash equivalents at beginning of year	160,439	89,502

Cash and cash equivalents at end of year	$150,400	$160,439

REVENUE BY OPERATING GROUP
(Unaudited)
($000s)

	4th Quarter Ended
	January 1, 2011		January 2, 2010		Change
	Revenue	% of Total	Revenue	% of Total	$	%

Outdoor Group	$134,947	35.1%	$110,369	35.3%	$24,578	22.3%
Wolverine Footwear Group	97,945	25.4%	76,759	24.6%	21,186	27.6%
Heritage Brands Group	65,101	16.9%	51,740	16.6%	13,361	25.8%
Hush Puppies Group	38,884	10.1%	33,396	10.7%	5,488	16.4%
Other	4,079	1.1%	2,878	0.8%	1,201	41.7%

Total branded footwear, apparel and licensing revenue	340,956	88.6%	275,142	88.0%	65,814	23.9%
Other business units	44,069	11.4%	37,388	12.0%	6,681	17.9%

Total Revenue	$385,025	100.0%	$312,530	100.0%	$72,495	23.2%

	Fiscal Year Ended
	January 1, 2011		January 2, 2010		Change
	Revenue	% of Total	Revenue	% of Total	$	%

Outdoor Group	$467,612	37.5%	$416,165	37.8%	$51,447	12.4%
Wolverine Footwear Group	274,899	22.0%	233,246	21.2%	41,653	17.9%
Heritage Brands Group	222,277	17.8%	198,289	18.0%	23,988	12.1%
Hush Puppies Group	140,279	11.2%	131,602	11.9%	8,677	6.6%
Other	12,577	1.0%	11,865	1.1%	712	6.0%

Total branded footwear, apparel and licensing revenue	1,117,644	89.5%	991,167	90.0%	126,477	12.8%
Other business units	130,873	10.5%	109,889	10.0%	20,984	19.1%

Total Revenue	$1,248,517	100.0%	$1,101,056	100.0%	$147,461	13.4%

As required by the Securities and Exchange Commission Regulation G, the following tables contain information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:
WOLVERINE WORLD WIDE, INC.
RECONCILIATION OF REPORTED FINANCIAL RESULTS TO ADJUSTED FINANCIAL
RESULTS, EXCLUDING RESTRUCTURING AND RELATED COSTS*
(Unaudited)
($000s, except per share data)

	As Reported		As Adjusted
	4th Quarter Ended	Restructuring and	4th Quarter Ended
	January 2, 2010	Related Costs (a)	January 2, 2010

Diluted earnings per share	$0.33	$0.12	$0.45

	As Reported		As Adjusted
	Fiscal Year Ended	Restructuring and	Fiscal Year Ended
	January 1, 2011	Related Costs (a)	January 1, 2011

Gross profit	$492,574	$1,406	$493,980
Gross margin	39.5%		39.6%

Operating expenses	$350,327	$(2,828)	$347,499
% change from prior year	1.2%		9.8%
% of revenue	28.1%		27.8%

Diluted earnings per share	$2.11	$0.06	$2.17

	As Reported		As Adjusted
	Fiscal Year Ended	Restructuring and	Fiscal Year Ended
	January 2, 2010	Related Costs (a)	January 2, 2010

Gross profit	$431,722	$5,873	$437,595
Gross margin	39.2%		39.7%

Operating expenses	$346,101	$(29,723)	$316,378
% of revenue	31.4%		28.7%

Diluted earnings per share	$1.24	$0.53	$1.77

(a)
These adjustments present the Company’s results of operations on a continuing basis without the effects of fluctuations in restructuring and related costs. The adjusted financial results are used by management to, and allow investors to, evaluate the operating performance of the Company on a comparable basis.

*
To supplement the consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company describes what certain financial measures would have been in the absence of restructuring and related costs. The Company believes these non-GAAP measures provide useful information to both management and investors to increase comparability to the prior period by adjusting for certain items that may not be indicative of core operating measures. Management does not, nor should investors, consider such non-GAAP financial measures in isolation from, or as a substitution for, financial information prepared in accordance with GAAP. A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, are found in the financial tables above.